UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2007

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On May 7, 2007, Sequoia Enterprises L.P. purchased 955,229 shares of common stock, $0.01 par value per share (“Common Stock”), of Diedrich Coffee, Inc., a Delaware corporation (the “Registrant”) from Westcliff Aggressive Growth, LP; Westcliff Long/Short, LP; Westcliff Partners, LP; Westcliff Master Fund, LP; Westcliff Foundation; Westcliff Fund, LP; Westcliff Small Cap Fund, LP; Westcliff Ventures Fund, LP; and Harry-Anna Investment Fund, Inc. (collectively, the “Westcliff Funds”) at $3.80 per share with working capital funds. Paul C. Heeschen, the Chairman of the board of directors of the Registrant, is the sole general partner of Sequoia Enterprises L.P. with voting and investment power as to all such purchased shares. The Westcliff Funds are affiliates of Richard S. Spencer, III, who retired from the board of directors of the Registrant as of May 8, 2007, as described below in Item 5.02. As a result of the transaction, Mr. Heeschen now beneficially owns directly or indirectly approximately 50.5% of the Common Stock of the Registrant, as reported in Mr. Heeschen’s Schedule 13D/A filed with the Securities and Exchange Commission on May 9, 2007.

There are no arrangements or understandings between Sequoia Enterprises L.P. and Mr. Heeschen, on the one hand, and the Westcliff Funds and Mr. Spencer, on the other hand, with respect to the election of directors or other matters. The Registrant is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2007, the Registrant announced that Richard S. Spencer, III retired from the Registrant’s board of directors, and all committees thereof upon which he serves, effective as of May 8, 2007. Mr. Spencer had served as a director of the Registrant since 2001. Mr. Spencer’s retirement from the board of directors did not involve any disagreement with the Registrant.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed with this report on Form 8-K:

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2007

DIEDRICH COFFEE, INC.

By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 9, 2007